EXHIBIT 99

FOR RELEASE 4:00 p.m. April 25, 2007

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS

QUARTERLY FINANCIAL RESULTS

ROANOKE, VIRGINIA. April 25, 2007 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the first quarter of 2007 and reported a decline in earnings compared to the first quarter of 2006 due to additional credit quality concerns related to two of the three impaired loan relationships disclosed during 2006. The Company also reported a slight improvement in the $4.1 million commercially oriented relationship identified during the fourth quarter of 2006.

For the three months ended March 31, 2007, the Company reported net income of $475,000 as compared to $700,000 in the first quarter of 2006, a 32% decline quarter over quarter. Return on average total assets was 0.33% for the quarter and return on average shareholders’ equity was 5.58%, compared with 0.56% and 8.87% respectively for the same period in 2006. The provision for loan losses was $720,000 for the quarter ended March 31, 2007 as compared to $587,000 for the same period of 2006.

Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “We increased our special reserves on two of our impaired loan relationships during the first quarter of 2007 due to additional credit quality concerns. The first relationship had been placed on non-accrual status during the first quarter of 2006 and we subsequently charged-off $1.2 million at December 31, 2006. Due to poor operational results for the first quarter of 2007, we have identified an additional $484,000 exposure on this relationship and as such, have set aside this amount in our special reserves. The second relationship is a commercially-oriented relationship with loan balances in the aggregate of approximately $2.3 million. At this time, we believe the loans are not adequately secured; therefore a special provision was made to the loan loss reserve in the amount of $716,000, to reflect the potential exposure that we deem exists. We previously had recorded a special provision of $274,000 related to this relationship. The Company’s total loan loss provision for the first quarter of 2007 amounting to $720,000 did include the special loan loss reserves. On the positive side, we were able to reduce our special reserves on the $4.1 million relationship identified during the fourth quarter of 2006 by approximately $70,000. Additionally, due to a modification in our calculation of the Allowance for Loan and Lease Losses in accordance with the new interagency guidance issued in December 2006, we have reduced our general reserve to equal 0.90% of non-impaired loans, as compared to 1.00% at December 31, 2006.”

The Company’s net interest margin for the first quarter of 2007 was 2.86% as compared to 3.28% for the same period in 2006. Gutshall stated “Our net interest margin continues to experience compression from the flat yield curve and the intense competition for deposits. Additionally, the unusually high level of non-performing assets is adding pressure to our net interest margin. Finally, in comparison to the same period last year, we have additional interest expense related to the trust preferred offering completed in December 2006. We do believe managing our net interest margin will continue to be challenging, however, anticipate improvement as soon as we are able to resolve our credit quality issues related to the non-performing assets.”

At March 31, 2007 Valley Financial’s total assets were $577,057,000, total deposits were $417,280,000, total loans stood at $474,976,000 and total shareholders’ equity was $33,961,000. Compared with March 31, 2006 the Company experienced increases of $60,878,000 or 12% in total assets, $41,840,000 or 11% in total deposits and $40,816,000 or 9% in total loans over the twelve-month period. Gutshall stated “The Company made a strategic decision to allow higher cost certificates of deposits to run off at maturity during the first quarter due to our unusually large federal funds sold position at December 31, 2006 and due to a softening in loan demand. As a result, the Company effectively reduced the size of the Bank by approximately $15 million. Based on current market conditions, we do anticipate that our growth rates will show declines in 2007 when compared to 2006.”

Gutshall further stated “We continue to be quite displeased with the further deterioration in credit quality experienced in our impaired loan category during the first quarter of 2007. A successful resolution of each of these credit issues remains the top priority of senior management for 2007.”

At the 2007 Annual Meeting of Shareholders held earlier today, it was announced that the Board of Directors had declared the seventh consecutive semi-annual cash dividend on the Company’s common stock, in the amount of $0.07 per share payable July 2, 2007 to shareholders of record June 1, 2007.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	March 31 2007	December 31 2006	March 31 2006
Total assets	$577,057	$591,936	$516,179

Total loans	474,976	471,052	434,160

Investments	73,130	73,617	57,281

Deposits	417,280	441,489	375,440

Borrowed funds	119,034	111,131	105,072

Stockholders’ equity	33,961	33,401	31,370

Non-performing assets to total assets	1.47%	1.56%	1.69%

Loans past due more than 90 days to total loans	0.00%	0.10%	0.25%

Allowance for loan losses to total loans	1.37%	1.20%	1.08%

Book value per share, exclusive of accumulated other comprehensive income (loss)	$8.30	$8.20	$7.80

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31
	2007	2006

Interest income	$9,579	$7,831

Interest expense	5,737	4,034

Net interest income	3,842	3,797

Provision for loan losses	720	587

Net interest income after provision for loan losses	3,122	3,210

Noninterest income	631	456

Noninterest expense	3,142	2,721

Net income before taxes	611	945

Provision for income taxes	136	245

Net income	$475	$700

Basic net income per share	$0.12	$0.17

Diluted net income per share	$0.11	$0.17

Return on average total assets	0.33%	0.56%

Return on average total equity	5.58%	8.87%

Yield on earning assets (TEY)	7.07%	6.69%

Cost of funds	4.29%	3.47%

Net interest margin (TEY)	2.86%	3.28%

Overhead efficiency ratio	68.19%	62.08%

Net charge-offs/average loans	0.00%	0.00%